SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                             Westpoint Stevens Inc.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    961238102

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                                 (CUSIP Number)

                   Greenwich Street Capital Partners II, L.P.
                                500 Campus Drive
                                    Suite 220
                             Florham Park, NJ 07932
                           Attention: Matthew Kaufman
                                 (973) 437-1000

                                 with a copy to:
                             Ronald R. Jewell, Esq.
                             Dechert Price & Rhoads
                    30 Rockefeller Plaza, New York, NY 10012
                                 (212) 698-3589

--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                October 24, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: / /

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 2 of 16 Pages

                                  Schedule 13D
---------------------------                          ---------------------------
CUSIP No.  961238102                                          Page 3 of 16 Pages
---------------------------                          ---------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Greenwich Street Capital Partners II, L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                (b) /X/
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*
         00
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(E) / /
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OR ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
  Number of        7       SOLE VOTING POWER
   Shares
 Beneficially              0
   owned by       --------------------------------------------------------------
each reporting     8       SHARED VOTING POWER
   person
    with                   See item 5 of Amendment No. 2
                  --------------------------------------------------------------
                   9       SOLE DISPOSITIVE POWER
                           0
                  --------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER
                           See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         / /
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13D
---------------------------                          ---------------------------
CUSIP No.  961238102                                          Page 4 of 16 Pages
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GSCP (NJ), L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                (b) /X/
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*
         00
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(E) / /
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OR ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
  Number of        7       SOLE VOTING POWER
   Shares
 Beneficially              0
   owned by       --------------------------------------------------------------
each reporting     8       SHARED VOTING POWER
   person
    with                   See item 5 of Amendment No. 2
                  --------------------------------------------------------------
                   9       SOLE DISPOSITIVE POWER
                           0
                  --------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER
                           See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         / /
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13D
---------------------------                          ---------------------------
CUSIP No.  961238102                                          Page 5 of 16 Pages
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GSCP (NJ), Inc.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                (b) /X/
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*
         00
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(E) / /
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OR ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
  Number of        7       SOLE VOTING POWER
   Shares
 Beneficially              0
   owned by       --------------------------------------------------------------
each reporting     8       SHARED VOTING POWER
   person
    with                   See item 5 of Amendment No. 2
                  --------------------------------------------------------------
                   9       SOLE DISPOSITIVE POWER
                           0
                  --------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER
                           See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         / /
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13D
---------------------------                          ---------------------------
CUSIP No.  961238102                                          Page 6 of 16 Pages
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Greenwich Street Investments II, L.L.C.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                (b) /X/
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*
         00
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(E) / /
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OR ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
  Number of        7       SOLE VOTING POWER
   Shares
 Beneficially              0
   owned by       --------------------------------------------------------------
each reporting     8       SHARED VOTING POWER
   person
    with                   See item 5 of Amendment No. 2
                  --------------------------------------------------------------
                   9       SOLE DISPOSITIVE POWER
                           0
                  --------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER
                           See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         / /
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         00
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13D
---------------------------                          ---------------------------
CUSIP No.  961238102                                          Page 7 of 16 Pages
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Alfred C. Eckert III
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                (b) /X/
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*
         00
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(E) / /
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OR ORGANIZATION
         United States
--------------------------------------------------------------------------------
  Number of        7       SOLE VOTING POWER
   Shares
 Beneficially              0
   owned by       --------------------------------------------------------------
each reporting     8       SHARED VOTING POWER
   person
    with                   See item 5 of Amendment No. 2
                  --------------------------------------------------------------
                   9       SOLE DISPOSITIVE POWER
                           0
                  --------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER
                           See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         / /
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13D
---------------------------                          ---------------------------
CUSIP No.  961238102                                          Page 8 of 16 Pages
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Keith W. Abell
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                (b) /X/
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*
         00
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(E) / /
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OR ORGANIZATION
         United States
--------------------------------------------------------------------------------
  Number of        7       SOLE VOTING POWER
   Shares
 Beneficially              0
   owned by       --------------------------------------------------------------
each reporting     8       SHARED VOTING POWER
   person
    with                   See item 5 of Amendment No. 2
                  --------------------------------------------------------------
                   9       SOLE DISPOSITIVE POWER
                           0
                  --------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER
                           See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         / /
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13D
---------------------------                          ---------------------------
CUSIP No.  961238102                                          Page 9 of 16 Pages
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sanjay H. Patel
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                (b) /X/
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*
         00
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(E) / /
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OR ORGANIZATION
         United States
--------------------------------------------------------------------------------
  Number of        7       SOLE VOTING POWER
   Shares
 Beneficially              0
   owned by       --------------------------------------------------------------
each reporting     8       SHARED VOTING POWER
   person
    with                   See item 5 of Amendment No. 2
                  --------------------------------------------------------------
                   9       SOLE DISPOSITIVE POWER
                           0
                  --------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER
                           See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         / /
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13D
---------------------------                          ---------------------------
CUSIP No.  961238102                                         Page 10 of 16 Pages
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Richard M. Hayden
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                (b) /X/
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*
         00
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(E) / /
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OR ORGANIZATION
         United States
--------------------------------------------------------------------------------
  Number of        7       SOLE VOTING POWER
   Shares
 Beneficially              0
   owned by       --------------------------------------------------------------
each reporting     8       SHARED VOTING POWER
   person
    with                   See item 5 of Amendment No. 2
                  --------------------------------------------------------------
                   9       SOLE DISPOSITIVE POWER
                           0
                  --------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER
                           See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         / /
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         See item 5 of Amendment No. 2
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     1.  Security and Issuer.

         This Amendment No. 3 to Schedule 13D ("Amendment No. 3") amends and supplements the Schedule 13D filed with the Securities and Exchange Commission on August 10, 2000 (the "Original 13D" and as amended and supplemented by
Amendment No. 1 filed with the Securities and Exchange Commission (the "Commission") on August 24, 2000 ("Amendment No. 1"), Amendment No. 2 filed with the Commission on September 29, 2000 ("Amendment No. 2") and this Amendment No. 3, (this "Schedule 13D")) in connection with the common stock, par value $.01 per share (the "Common Stock"), of Westpoint Stevens Inc., a Delaware corporation (the "Issuer"). Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Original 13D.

         6. Contracts, Arrangments, Understandings or Relationships with Respect to securities of the Issuer.

         Item 6 is amended and supplemented to reflect that Alfred C. Eckert III has been elected to the Board of Directors of the Issuer as of October 24, 2000.

         Nothing in this Amendment No. 3 shall be construed as an admission that the Reporting Persons and any other persons or entities constitutes a "group" for purposes of Section 13(d) of the Act and the rules and regulations promulgated thereunder.

     7.  Material to be Filed as Exhibits.

         Exhibit I --  Joint Filing Agreement, dated as of November 1, 2000, among the Reporting Persons.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best knowledge and belief of the Reporting Persons, the Reporting Persons certify that the information set forth in this statement is true, complete and correct.

                                   GREENWICH STREET CAPITAL PARTNERS II, L.P.


Dated:  November 1, 2000           By:  Greenwich Street Investments II, L.L.C.,
                                        its general partner



                                        By: /s/ Alfred C. Eckert III
                                            --------------------------
                                            Name: Alfred C. Eckert III
                                            Title: Managing Member

                                   GSCP (NJ), L.P.

                                   By:  GSCP (NJ), Inc., its general partner


                                        By: /s/ Alfred C. Eckert III
                                            --------------------------
                                            Name: Alfred C. Eckert III
                                            Title:  Chief Executive Officer

                                   GSCP (NJ), INC.

                                        By: /s/ Alfred C. Eckert III
                                            --------------------------
                                            Name: Alfred C. Eckert III
                                            Title:  Chief Executive Officer

                                   GREENWICH STREET INVESTMENTS II, L.L.C.

                                        By: /s/ Alfred C. Eckert III
                                            --------------------------
                                            Name: Alfred C. Eckert III
                                            Title: Managing Member

                                   /s/ Alfred C. Eckert III
                                   --------------------------
                                   Alfred C. Eckert III


                                   /s/ Keith W. Abell
                                   ------------------------------
                                   Keith W. Abell

                                   /s/ Sanjay H. Patel
                                   ------------------------------
                                   Sanjay H. Patel


                                   /s/ Richard M. Hayden
                                   ------------------------------
                                   Richard M. Hayden

                          EXHIBIT I TO AMENDMENT NO. 3
                          ----------------------------

                             JOINT FILING AGREEMENT

         WHEREAS, in accordance with Rule 13d-1(f) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

         NOW, THEREFORE, the undersigned acknowledge and agree that the foregoing Amendment No. 3 to Schedule 13D is filed on behalf of each of the undersigned and all subsequent amendments to the Original 13D shall be on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or her contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or she knows of reason to believe that such information is not accurate.


                                   GREENWICH STREET CAPITAL PARTNERS II, L.P.


Dated:  November 1, 2000           By:  Greenwich Street Investments II, L.L.C.,
                                        its general partner

                                        By: /s/ Alfred C. Eckert III
                                            --------------------------
                                            Name: Alfred C. Eckert III
                                            Title: Managing Member

                                   GSCP (NJ), L.P.

                                   By:  GSCP (NJ), Inc., its general partner


                                        By: /s/ Alfred C. Eckert III
                                            -----------------------------
                                            Name: Alfred C. Eckert III
                                            Title: Chief Executive Officer


                                   GSCP (NJ), Inc.

                                        By: /s/ Alfred C. Eckert III
                                            -----------------------------
                                            Name: Alfred C. Eckert III
                                            Title: Chief Executive Officer


                                   GREENWICH STREET INVESTMENTS II, L.L.C.

                                        By: /s/ Alfred C. Eckert III
                                            -----------------------------
                                            Name: Alfred C. Eckert III
                                            Title: Managing Member


                                   /s/ Alfred C. Eckert III
                                   ------------------------------
                                   Alfred C. Eckert III


                                   /s/ Keith W. Abell
                                   ------------------------------
                                   Keith W. Abell


                                   /s/ Sanjay H. Patel
                                   ------------------------------
                                   Sanjay H. Patel


                                   /s/ Richard M. Hayden
                                   ------------------------------
                                   Richard M. Hayden